Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-8

Postal Realty Trust, Inc.

Table 1: Newly Registered Securities

Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Class A common, par value $0.01 per share	(1)	Other	100,000	$23.17	$2,317,000.00	0.0001381	$319.98

Total Offering Amounts:						$2,317,000.00		319.98
Total Fee Offsets:								0.00
Net Fee Due:								$319.98

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Offering Note(s)

(1)	Represents 100,000 additional shares of Class A common stock reserved for issuance under the Postal Realty Trust, Inc. 2019 Qualified Employee Stock Purchase Plan (the “ESPP”), pursuant to an amendment to the ESPP approved by the Company's stockholders at the Company's Annual Meeting of Stockholders held on May 15, 2026. Pursuant to Rule 416(a) under the Securities Act of 1933, as amended, this Registration Statement also covers an indeterminate number of additional shares of Class A common stock that may become issuable under the ESPP by reason of any stock dividend, stock split, recapitalization or similar transaction.

Estimated solely for purposes of calculating the registration fee pursuant to Rules 457(c) and 457(h) under the Securities Act, based upon the average of the high and low sales prices of the Registrant's Class A common stock as reported on the New York Stock Exchange on August 3, 2026.